Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

Third Quarter 2022 Financial Results

Addison, Texas – October 17, 2022 / Business Wire / – Guaranty Bancshares, Inc. (NASDAQ: GNTY) (the "Company"), the parent company of Guaranty Bank & Trust, N.A. (the "Bank"), today reported financial results for the fiscal quarter ended September 30, 2022. The Company's net income available to common shareholders was $10.9 million, or $0.92 per basic share, for the quarter ended September 30, 2022, compared to $10.8 million, or $0.90 per basic share, for the quarter ended June 30, 2022 and $9.3 million, or $0.77 per basic share, for the quarter ended September 30, 2021. Return on average assets and average equity for the third quarter of 2022 were 1.30% and 14.87%, respectively, compared to 1.35% and 14.85%, respectively, for the second quarter of 2022 and 1.24% and 12.44%, respectively, for the third quarter of 2021. The increase in earnings during the third quarter of 2022, compared to the second quarter of 2022, was primarily due to higher interest income during the period, and was partially offset by a provision for credit losses, lower non-interest income and higher non-interest expense. Our net core earnings†, excluding provisions for credit losses, income taxes and PPP1/PPP2 net income, as well as our core net interest margin, adjusted to exclude the effects of PPP1/PPP2 loans, are described further in tables below.

"Our third quarter results were strong with continued loan growth, slightly higher deposits and an increase in net core earnings of $1.0 million from the second quarter of 2022. Net interest margin continues to improve as new and existing loans are booked at higher yields. Excluding PPP and warehouse loans, our loan portfolio grew 6.8% during the third quarter and 24.3% year-to-date. However, as interest rates continue to increase and projections for a recession become more widespread, we anticipate loan growth to slow in the fourth quarter of 2022 and more significantly in 2023 as tighter underwriting standards and anticipated declines in new loan demand unfold. Our Bank is well positioned to continue serving our customers and shareholders, regardless of economic and rate volatility, with effective asset and liability management, strong core deposits, and a good loan-to-deposit ratio of 81.2% as of quarter-end. Nonperforming assets are low and manageable. We have a solid earnings stream that should continue to deliver good financial outcomes for our Company and financial strength for our balance sheet. Guaranty has a history of good performance while navigating both rising rate and recessionary cycles, which is part of our strategic objectives in how we look at on-going risk management of the Company," commented Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY HIGHLIGHTS

•
Strong Loan Growth. The third quarter of 2022 saw strong organic loan growth, increasing $127.7 million, or 6.0%, during the quarter. Excluding PPP and warehouse lending changes, our loans increased $144.1 million, or 6.8%, during the quarter. Our loan growth is a result of internally generated sources and is not from loan purchases from other originators.
•
Solid Net Earnings and Core Earnings. Net earnings have trended upwards quarter-over-quarter, with earnings per share of $0.92 in the current quarter and $0.90 in the prior quarter. Net core earnings†, which exclude provisions for credit losses and income tax, and net PPP income, have also trended upwards quarter over quarter, demonstrating a solid and consistent core earnings stream. Net core earnings† were $13.8 million for the third quarter, compared to $12.8 million for the second quarter of 2022, and $9.7 million during the third quarter of 2021.
•
Good Asset Quality. Nonperforming assets as a percentage of total assets were 0.28% at September 30, 2022, compared to 0.30% at June 30, 2022 and 0.11% at September 30, 2021. Net charge-offs (annualized) to average loans were 0.07% for the quarter ended September 30, 2022, compared to 0.02% for the quarter ended June 30, 2022, and 0.05% for the quarter ended September 30, 2021. A provision for credit losses of $600,000 was recorded during the third quarter, primarily resulting from loan growth as qualitative factors remained mostly consistent with the second quarter of 2022. We anticipate increases to certain qualitative factor adjustments in the fourth quarter of 2022 to continue incorporating recession forecasts in 2023.
•
Repricing and Asset Liability Management. The Bank is slightly asset-sensitive and should see benefits from expected rate increases by the Federal Reserve in November and December of 2022. We continue to be well-positioned for loan funding and liquidity with a loan-to-deposit ratio at quarter-end of 81.2%. Our FHLB advances were $225.0 million as of September 30, 2022 and are expected to be paid down in 2023 from balance sheet cash flows. Approximately $124.4 million in securities will mature or pay down by December 31, 2022 and $217.0 million within 12 months. As of September 30, 2022, $264.5 million, or 11.7% of our loan portfolio is fully floating and $1.2 billion, or 52.8% are adjustable rate term loans, repricing at defined future time periods. Additional Fed rate increases will result in the repricing of approximately $354.5 million, or 15.7%, of our total loans by December 31, 2022. Although we have raised interest rates paid on deposit accounts, we've maintained a conservative approach to increases thus far in 2022, but anticipate continued upward trends in deposit betas during 2023. A total of 40.9% of our deposits are noninterest-bearing and total cost of funds on total deposits during the third quarter was 0.35%.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

RESULTS OF OPERATIONS

Participation in the PPP1 and PPP2 program, as well as COVID-related provisions for credit losses, has created temporary extraordinary results in the calculation of net earnings and related performance ratios. The following table illustrates net earnings and net core earnings results, which are pre-tax, pre-provision and pre-extraordinary PPP1/PPP2 income, as well as performance ratios for the prior five quarters:

	Quarter Ended
	2022			2021
(dollars in thousands, except per share data)	September 30	June 30	March 31	December 31	September 30
Net earnings attributable to Guaranty Bancshares, Inc.	$10,903	$10,784	$10,738	$9,159	$9,253
Adjustments:
Provision for credit losses	600	—	(1,250)	—	(700)
Income tax provision	2,363	2,472	2,235	1,923	2,179
PPP loan interest and fees	(57)	(436)	(783)	(958)	(1,005)
Net core earnings attributable to Guaranty Bancshares, Inc.†	$13,809	$12,820	$10,940	$10,124	$9,727

Total average assets	$3,337,348	$3,209,440	$3,146,339	$3,021,079	$2,953,181
Adjustments:
PPP loans average balance	(1,159)	(8,885)	(36,720)	(61,062)	(107,931)
Total average assets, adjusted†	$3,336,189	$3,200,555	$3,109,619	$2,960,017	$2,845,250
Total average equity	$290,806	$291,312	$301,579	$301,398	$295,076

PERFORMANCE RATIOS
Net earnings to average assets (annualized)	1.30%	1.35%	1.38%	1.20%	1.24%
Net earnings to average equity (annualized)	14.87	14.85	14.44	12.06	12.44
Net core earnings to average assets, as adjusted (annualized)†	1.64	1.61	1.43	1.36	1.36
Net core earnings to average equity (annualized)†	18.84	17.65	14.71	13.33	13.08

PER COMMON SHARE DATA
Weighted-average common shares outstanding, basic	11,907,233	11,968,227	12,109,074	12,097,100	12,067,769
Earnings per common share, basic	$0.92	$0.90	$0.89	$0.76	$0.77
Net core earnings per common share, basic†	1.16	1.07	0.90	0.84	0.81

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

Net interest income, before the provision for credit losses, in the third quarter of 2022 and 2021 was $28.3 million and $23.6 million, respectively, an increase of $4.7 million, or 20.1%. The increase in net interest income resulted from an increase in interest income of $7.2 million, or 28.7%, which was partially offset by an increase in interest expense of $2.5 million, or 151.0%, quarter over quarter. Interest income on loans increased $4.9 million, or 21.5%, during the current quarter compared to the prior year quarter. In addition, interest income from investment securities and other interest income increased $2.4 million, or 90.9%, from the same quarter in the prior year.

Net interest margin, on a fully taxable equivalent basis, for the third quarter of 2022 and 2021 was 3.59% and 3.40%, respectively. Net interest margin increased 19 basis points primarily due to a 49 basis point yield increase on total interest earning assets, which was partially offset by a 48 basis point increase in the cost of interest bearing liabilities. The increase in yield on interest earning assets resulted in part from average loan yields increasing from 4.67% for the third quarter of 2021 to 4.97% for the third quarter of 2022, an increase of 30 basis points, due to increases in the federal fund target interest rates. Additionally, we reinvested a large amount of interest bearing deposits held at other banks, which earned a yield of 0.10% in the prior year quarter, into higher yielding investment securities and loans. The increase in the cost of interest bearing liabilities was due primarily to an increase in the cost of interest-bearing deposits from 0.33% to 0.59%, a change of 26 basis points, in the third quarter of 2022 compared to the same period in 2021, as well as increased rates on FHLB advances, which increased from 0.87% to 2.37%, an increase of 150 basis points, quarter over quarter.

Net interest income, before the provision for credit losses, increased $1.4 million, or 5.4%, from $26.9 million in the second quarter of 2022 to $28.3 million in the third quarter of 2022. The increase in net interest income resulted primarily from an increase in loan income of $2.9 million, or 11.7%, from the prior quarter, as well as an increase in investment security income of $516,000, or 12.5% from the prior quarter. Those increases were partially offset by an increase in interest expense on FHLB advances and fed funds purchased of $1.0 million, or 537.4%, and an increase in expense on interest-bearing deposits of $832,000, or 51.3% from the second to third quarter of 2022.

Net interest margin, on a taxable equivalent basis, decreased from 3.61% for the second quarter of 2022 to 3.59% for the third quarter of 2022, a decrease of two basis points. The decrease in net interest margin was primarily due to an increase in the cost of FHLB advances and fed funds purchased from 1.62% in the second quarter to 2.37% in the third quarter, a change of 75 basis points. Additionally, there was an increase in the cost of interest-bearing deposits from 0.38% in the second quarter to 0.59% in the third quarter of 2022, a change of 21 basis points. These increases in cost were offset by an increase in loan yield from 4.77% for the second quarter of 2022 to 4.97% for the third quarter of 2022, a change of 20 basis points.

The Bank’s participation in the PPP program created temporary extraordinary results in the calculation of net interest margin. To illustrate the impact of the PPP program on net interest margin, the table below excludes PPP1 and PPP2 loans and their associated fees and costs for the quarter ended September 30, 2022:

	Quarter Ended September 30, 2022			For the Nine Months Ended September 30, 2022
(dollars in thousands)	Average Outstanding Balance	Interest Earned	Average Yield	Average Outstanding Balance	Interest Earned	Average Yield
Total loans	$2,191,411	$27,455	4.97%	$2,066,529	$74,314	4.81%
Adjustments:
PPP1 loans average balance and net fees(1)	(160)	(1)	2.48	(376)	(6)	2.13
PPP2 loans average balance and net fees(2)	(999)	(56)	22.24	(15,205)	(1,270)	11.17
Total PPP loans(3)	$(1,159)	$(57)	19.51%	$(15,581)	$(1,276)	10.95%

Total loans, excluding PPP†	$2,190,252	$27,398	4.96%	$2,050,948	$73,038	4.76%

Total interest-earning assets	3,149,502	32,476	4.09	3,044,880	87,489	3.84
Total interest-earning assets, net of PPP effects†	$3,148,343	$32,419	4.09%	$3,029,299	$86,213	3.81%

Net interest income		$28,297			$79,471
Net interest margin(4)			3.56%			3.49%
Net interest margin, FTE(5)			3.59			3.53

Net interest income, net of PPP effects†		28,240			78,195
Net interest margin, net of PPP effects†(6)			3.56			3.45
Net interest margin, FTE, net of PPP effects†(7)			3.59			3.49

Efficiency ratio(8)			59.35			60.32
Efficiency ratio, net of PPP effects†(9)			59.45			61.11

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

(1) Interest earned on PPP1 loans consists of interest income of $1,000 and $3,000, and net origination fees recognized in earnings of $0 and $3,000 for the quarter and nine months ended September 30, 2022, respectively.

(2) Interest earned on PPP2 loans consists of interest income of $3,000 and $111,000, and net origination fees recognized in earnings of $53,000 and $1.2 million for the three and nine months ended September 30, 2022, respectively.

(3) Interest earned consists of interest income of $4,000 and $114,000, and net origination fees recognized in earnings of $53,000 and $1.2 million for the three and nine months ended September 30, 2022, respectively.

(4) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized. Taxes are not a part of this calculation.

(5) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(6) Net interest margin is equal to net interest income, net of PPP effects, divided by average interest-earning assets, excluding average PPP loans, annualized. Taxes are not a part of this calculation.

(7) Net interest margin on a taxable equivalent basis is equal to net interest income, net of PPP effects, adjusted for nontaxable income divided by average interest-earning assets, excluding average PPP loans, annualized, using a marginal tax rate of 21%.

(8) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(9) The efficiency ratio was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

During the third quarter of 2022, we recorded a $600,000 provision for credit losses. The provision was recorded primarily due to continued organic loan growth during the quarter. During the first quarter of 2022, we fully unwound the COVID-specific qualitative factor that we implemented at the onset of the pandemic in early 2020 and adjusted our standard qualitative factors in the second quarter of 2022 to capture current macro-economic conditions that we believe are more similar to the environment prior to the COVID-19 pandemic (i.e. near the end of a long up-cycle with a downturn expected) and consistent with our day-one CECL methodology. Minimal updates were made to our qualitative factors, including forecasted conditions, during the third quarter of 2022, however increases to certain qualitative factors are anticipated in future periods to estimate possible impacts of an economic recession on our loan portfolio. As of September 30, 2022, our allowance for credit losses as a percentage of total loans was 1.29%.

Noninterest income decreased $646,000, or 10.0%, in the third quarter of 2022 to $5.8 million, compared to $6.4 million for the third quarter of 2021. The decrease from the same quarter in 2021 was due primarily to a decrease in the gain on sale of loans of $1.4 million, or 80.8%, along with a $70,000, or 48.3%, decrease in mortgage fee income and a $137,000, or 69.9%, decrease in warehouse lending fees. These decreases were partially offset by an increase in other noninterest income of $716,000, or 95.7%, an increase in service charges of $143,000, or 14.3%, and an increase in merchant and debit card fees of $118,000, or 7.3%, compared to the same quarter in the prior year. The increases in service charges and merchant and debit card fees, as well as the decreases in gain on sale of loans, mortgage fee income and warehouse lending fees were primarily volume driven. The increase in other noninterest income was due to a gain on sale of an airplane asset for $894,000 during the third quarter of 2022.

Noninterest expense increased $950,000, or 4.9%, in the third quarter of 2022 to $20.2 million, compared to the third quarter of 2021. The increase in noninterest expense in the third quarter of 2022 was driven primarily by a $853,000, or 7.8%, increase in employee compensation and benefits due to increased salaries, higher insurance expense accruals due to increased claims experience and increased bonus accruals due to higher net income. Software and technology expense increased $151,000, or 12.0%, compared to the third quarter of 2021, due to additional technology investments and an increase in the cost of our core processing software resulting from a new asset tier threshold. The increases were partially offset by a $117,000, or 23.6%, decrease in advertising and promotion expense and an $87,000, or 34.4%, decrease in amortization expense from the prior year quarter. Other non-interest expense during the third quarter of 2022 included a write-down of $487,000 for an SBA receivable that was recorded during the work-out of two previous loan relationships that were acquired as part of the Westbound Bank acquisition in 2018. These loans were charged-off or partially paid off and are now recorded as a receivable for the 75% guaranteed amount of $3.0 million. During our review process to apply for reimbursement of these guaranteed amounts from the SBA, we self-identified $487,000 that was disbursed to the borrowers by Westbound but was not expressly authorized by the SBA during underwriting. Therefore, we recorded a write-down of $487,000 in the event the SBA determines not to honor the guaranteed amount for these loan funds.

Noninterest income in the third quarter of 2022 decreased by $278,000, or 4.6%, from $6.1 million in the second quarter of 2022. The decrease is due mostly to a lower gain on sale of loans of $544,000, or 61.7%, due to a 21 unit, or $317,000, decrease in mortgage loans sold quarter-over-quarter and no SBA loans sold during the third quarter of 2022 versus $227,000 sold in the prior quarter. The remainder of the decrease was due to a decrease in merchant and debit card fees of $323,000, or 15.7%, because of a $274,000 annual bonus received in the second quarter that was not present in the current quarter. The decreases were partially offset by an increase in other noninterest income of $654,000, or 80.7%, resulting primarily from a gain on sale of an airplane asset for $894,000 during the third quarter of 2022.

Noninterest expense increased $543,000, or 2.8%, in the third quarter of 2022, from $19.7 million for the quarter ended June 30, 2022. The increase was primarily due to an increase in other noninterest expense of $549,000, or 46.2%, and an increase in software and technology expense of $70,000, or 5.2%, during the third quarter of 2022. The increase in other noninterest expense resulted primarily from a $487,000 write-down of an SBA receivable balance during the third quarter of 2022, which is described in more detail above. These increases were partially offset by a decrease in legal and professional fees of $270,000, or 34.9%, during the third quarter of 2022.

The Company’s efficiency ratio in the third quarter of 2022 was 59.35%, compared to 59.80% in the prior year quarter and 64.25% in the second quarter of 2022. Adjusted to remove the effects of PPP-related transactions, the Company’s efficiency ratio† in the third quarter of 2022 was 59.45%, compared to 66.47% in the prior year quarter and 60.60% in the second quarter of 2022.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

FINANCIAL CONDITION

Consolidated assets for the Company totaled $3.39 billion at September 30, 2022, compared to $3.28 billion at June 30, 2022 and $2.97 billion at September 30, 2021.

Gross loans increased $127.7 million, or 6.0%, to $2.27 billion at September 30, 2022, compared to loans of $2.14 billion at June 30, 2022. The increase in gross loans from the second quarter of 2022 to the third quarter of 2022 is primarily due to increased loan originations and advances. Excluding PPP and warehouse lending loans, gross loans increased $144.1 million, or 6.8%, from June 30, 2022.

Gross loans increased $295.2 million, or 15.0%, from $1.97 billion at September 30, 2021. The increase in gross loans during the third quarter of 2022 compared to the third quarter of 2021 resulted from organic loan growth and was partially offset by a $74.7 million reduction in PPP loan balances during the period. Excluding PPP and warehouse lending loans, gross loans increased $430.8 million, or 23.6%, from September 30, 2021.

Total deposits increased by $10.9 million, or 0.4%, to $2.79 billion at September 30, 2022, compared to $2.78 billion at June 30, 2022, and increased $227.4 million, or 8.9%, from $2.56 billion at September 30, 2021. The increase in deposits during the current quarter resulted primarily from an increase in noninterest-bearing deposits of $35.4 million, or 3.2%, and $168.3 million, or 17.3% compared to the prior quarter and prior-year quarter, respectively.

Nonperforming assets as a percentage of total loans were 0.41% at September 30, 2022, compared to 0.46% at June 30, 2022 and 0.16% at September 30, 2021. The Bank's nonperforming assets consist primarily of nonaccrual loans. Four loans were added to nonaccrual status in the second quarter of 2022 and are Small Business Administration (SBA) 7(a), partially guaranteed (75%) loans, acquired in the June 2018 acquisition of Westbound Bank, with combined book balances of $6.7 million as of September 30, 2022. These loans, collateralized by two hotels, were identified as problem assets prior to COVID-19 but obtained government stimulus and other relief which allowed the two related borrowers to remain current through early 2022. Management continues to work toward a satisfactory resolution for these four loans, however, in the event of foreclosure, a significant loss is not expected due to estimated current collateral values.

Total equity was $288.7 million as of September 30, 2022, compared to $282.8 million at June 30, 2022 and $297.4 million at September 30, 2021. The increase from the previous quarter resulted primarily from net income of $10.9 million during the period offset by the payment of dividends of $2.6 million and a decrease in accumulated other comprehensive income of $2.4 million during the third quarter of 2022 resulting from fluctuations in the fair market value of securities. Although the unrealized losses in accumulated other comprehensive income during the quarter do not impact regulatory capital ratios, they did result in a slight decrease in the tangible common equity† ratio from 7.64% as of June 30, 2022 to 7.57% as of September 30, 2022. Tangible common equity† decreased $8.9 million, or 3.4%, during the third quarter of 2022 compared to the same quarter of the prior year.

In September 2021, we announced the formation of a partnership with CaliberCos, Inc., a vertically integrated alternative asset manager and fund sponsor, in an effort to drive investments that will revitalize communities across Texas through real estate developments. We recorded this investment by our Bank subsidiary and the noncontrolling interest during the first quarter of 2022. Further details of this partnership can be found in our Form 8-K filed with the Securities and Exchange Commission on September 7, 2021.

Nonperforming assets as a percentage of total assets were 0.28% at September 30, 2022, compared to 0.30% at June 30, 2022, and 0.11% at September 30, 2021.

	As of
	2022			2021
(dollars in thousands)	September 30	June 30	March 31	December 31	September 30
ASSETS
Cash and due from banks	$48,010	$56,545	$58,788	$42,979	$34,741
Federal funds sold	71,875	2,425	139,300	431,975	346,500
Interest-bearing deposits	4,284	12,053	24,003	24,651	27,634
Total cash and cash equivalents	124,169	71,023	222,091	499,605	408,875
Securities available for sale	197,944	196,095	306,704	342,206	269,070
Securities held to maturity	633,386	713,390	494,289	184,263	173,676
Loans held for sale	2,749	2,770	1,166	4,129	1,903
Loans, net	2,234,782	2,107,658	1,983,449	1,876,076	1,938,268
Accrued interest receivable	10,111	10,144	8,961	8,901	7,673
Premises and equipment, net	54,212	54,437	54,316	53,470	53,834
Other real estate owned	5	—	—	—	40
Cash surrender value of life insurance	38,194	37,979	37,352	37,141	36,582
Core deposit intangible, net	1,973	2,086	2,199	2,313	2,426
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	60,581	53,171	47,142	45,806	43,761
Total assets	$3,390,266	$3,280,913	$3,189,829	$3,086,070	$2,968,268
LIABILITIES AND EQUITY
Deposits
Noninterest-bearing	$1,141,184	$1,105,756	$1,065,789	$1,014,518	$972,854
Interest-bearing	1,649,326	1,673,865	1,731,621	1,656,309	1,590,217
Total deposits	2,790,510	2,779,621	2,797,410	2,670,827	2,563,071
Securities sold under agreements to repurchase	7,592	7,871	11,090	14,151	11,195
Accrued interest and other liabilities	27,384	28,033	27,803	26,568	26,284
Line of credit	—	—	—	5,000	3,000
Federal Home Loan Bank advances	225,000	131,500	7,500	47,500	47,500
Subordinated debentures	51,119	51,053	54,146	19,810	19,810
Total liabilities	3,101,605	2,998,078	2,897,949	2,783,856	2,670,860

Equity attributable to Guaranty Bancshares, Inc.	288,084	282,255	291,282	302,214	297,408
Noncontrolling interest	577	580	598	—	—
Total equity	288,661	282,835	291,880	302,214	297,408
Total liabilities and equity	$3,390,266	$3,280,913	$3,189,829	$3,086,070	$2,968,268

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

	Quarter Ended
	2022			2021
(dollars in thousands, except per share data)	September 30	June 30	March 31	December 31	September 30
STATEMENTS OF EARNINGS
Interest income	$32,476	$29,120	$25,893	$25,518	$25,235
Interest expense	4,179	2,269	1,570	1,498	1,665
Net interest income	28,297	26,851	24,323	24,020	23,570
Provision for credit losses	600	—	(1,250)	—	(700)
Net interest income after provision for credit losses	27,697	26,851	25,573	24,020	24,270
Noninterest income	5,803	6,081	6,479	6,038	6,449
Noninterest expense	20,237	19,694	19,079	18,976	19,287
Income before income taxes	13,263	13,238	12,973	11,082	11,432
Income tax provision	2,363	2,472	2,235	1,923	2,179
Net earnings	$10,900	$10,766	$10,738	$9,159	$9,253
Net loss attributable to noncontrolling interest	3	18	—	—	—
Net earnings attributable to Guaranty Bancshares, Inc.	$10,903	$10,784	$10,738	$9,159	$9,253

PER COMMON SHARE DATA*
Earnings per common share, basic	$0.92	$0.90	$0.89	$0.76	$0.77
Earnings per common share, diluted	0.91	0.89	0.88	0.75	0.76
Cash dividends per common share	0.22	0.22	0.22	0.20	0.20
Book value per common share - end of quarter	24.18	23.69	24.14	24.93	24.62
Tangible book value per common share - end of quarter(1)	21.31	20.82	21.29	22.09	21.75
Common shares outstanding - end of quarter(4)	11,915,372	11,912,249	12,066,480	12,122,717	12,081,477
Weighted-average common shares outstanding, basic	11,907,233	11,968,227	12,109,074	12,097,100	12,067,769
Weighted-average common shares outstanding, diluted	12,032,391	12,098,983	12,260,945	12,263,252	12,211,389

PERFORMANCE RATIOS
Return on average assets (annualized)	1.30%	1.35%	1.38%	1.20%	1.24%
Return on average equity (annualized)	14.87	14.85	14.44	12.06	12.44
Net interest margin, fully taxable equivalent (annualized)(2)	3.59	3.61	3.37	3.39	3.40
Efficiency ratio(3)	59.35	59.80	61.94	63.13	64.25

(1) See Reconciliation of non-GAAP Financial Measures table.

(2) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(3) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(4) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

	As of
	2022			2021
(dollars in thousands)	September 30	June 30	March 31	December 31	September 30
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$278,091	$268,812	$270,074	$280,569	$308,647
Real estate:
Construction and development	391,564	350,024	318,035	307,797	309,746
Commercial real estate	821,941	749,603	674,558	622,842	633,353
Farmland	179,402	166,309	186,982	145,501	135,413
1-4 family residential	467,983	450,929	430,755	410,673	403,403
Multi-family residential	43,025	55,985	42,021	30,971	40,810
Consumer	58,835	56,433	52,670	50,965	52,992
Agricultural	13,917	14,502	14,403	14,639	14,199
Warehouse lending	10,938	25,344	24,260	43,720	71,823
Overdrafts	369	435	303	363	495
Total loans(1)(2)	$2,266,065	$2,138,376	$2,014,061	$1,908,040	$1,970,881

	Quarter Ended
	2022			2021
(dollars in thousands)	September 30	June 30	March 31	December 31	September 30
ALLOWANCE FOR CREDIT LOSSES
Balance at beginning of period	$28,997	$29,096	$30,433	$30,621	$31,548
Loans charged-off	(418)	(125)	(203)	(239)	(244)
Recoveries	56	26	116	51	17
Provision for credit loss expense	600	—	(1,250)	—	(700)
Balance at end of period	$29,235	$28,997	$29,096	$30,433	$30,621

Allowance for credit losses / period-end loans	1.29%	1.36%	1.44%	1.59%	1.55%
Allowance for credit losses / nonperforming loans	313.3	294.4	1,084.9	1,075.0	976.7
Net charge-offs / average loans (annualized)	0.07	0.02	0.02	0.04	0.05

NONPERFORMING ASSETS
Nonaccrual loans(3)	$9,330	$9,848	$2,682	$2,831	$3,135
Other real estate owned	5	—	—	—	40
Repossessed assets owned	—	27	7	14	63
Total nonperforming assets	$9,335	$9,875	$2,689	$2,845	$3,238

Nonperforming assets as a percentage of:
Total loans(1)(2)	0.41%	0.46%	0.13%	0.15%	0.16%
Total loans, excluding PPP(1)(2)	0.41	0.46	0.13	0.15	0.17
Total assets	0.28	0.30	0.08	0.09	0.11

TDR loans - nonaccrual	$6,753	$6,764	$98	$103	$84
TDR loans - accruing	1,895	2,652	9,418	9,466	9,522

(1) Excludes outstanding balances of loans held for sale of $2.7 million, $2.8 million, $1.2 million, $4.1 million, and $1.9 million as of September 30, June 30 and March 31, 2022 and December 31, and September 30, 2021, respectively.

(2) Excludes deferred loan fees of $2.0 million, $1.7 million, $1.5 million, $1.5 million, and $2.0 million as of September 30, June 30 and March 31, 2022 and December 31, and September 30, 2021, respectively.

(3) TDR loans - nonaccrual are included in nonaccrual loans, which are a component of nonperforming loans.

	Quarter Ended
	2022			2021
(dollars in thousands)	September 30	June 30	March 31	December 31	September 30
NONINTEREST INCOME
Service charges	$1,146	$1,070	$976	$1,085	$1,003
Net realized gain on sale of loans	338	882	905	1,127	1,759
Fiduciary and custodial income	576	638	642	615	599
Bank-owned life insurance income	215	207	211	207	215
Merchant and debit card fees	1,738	2,061	1,611	1,669	1,620
Loan processing fee income	192	232	187	188	164
Warehouse lending fees	59	79	116	164	196
Mortgage fee income	75	102	131	133	145
Other noninterest income	1,464	810	1,700	850	748
Total noninterest income	$5,803	$6,081	$6,479	$6,038	$6,449

NONINTEREST EXPENSE
Employee compensation and benefits	$11,851	$11,730	$11,532	$11,200	$10,998
Occupancy expenses	2,800	2,848	2,711	2,686	2,738
Legal and professional fees	503	773	770	604	644
Software and technology	1,409	1,339	1,209	1,167	1,258
Amortization	166	178	219	222	253
Director and committee fees	213	219	205	204	197
Advertising and promotions	378	320	407	470	495
ATM and debit card expense	723	674	578	643	646
Telecommunication expense	184	187	186	196	197
FDIC insurance assessment fees	272	237	233	300	214
Other noninterest expense	1,738	1,189	1,029	1,284	1,647
Total noninterest expense	$20,237	$19,694	$19,079	$18,976	$19,287

	Quarter Ended September 30,
	2022			2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,191,411	$27,455	4.97%	$1,921,005	$22,605	4.67%
Securities available for sale	196,875	1,239	2.50	320,476	1,199	1.48
Securities held to maturity	707,601	3,416	1.92	116,527	1,054	3.59
Nonmarketable equity securities	21,382	172	3.19	10,040	268	10.59
Interest-bearing deposits in other banks	32,233	194	2.39	412,033	109	0.10
Total interest-earning assets	3,149,502	32,476	4.09	2,780,081	25,235	3.60
Allowance for credit losses	(28,777)			(31,133)
Noninterest-earning assets	216,623			204,233
Total assets	$3,337,348			$2,953,181
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,650,314	$2,455	0.59%	$1,599,012	$1,348	0.33%
Advances from FHLB and fed funds purchased	202,832	1,211	2.37	48,609	107	0.87
Line of credit	—	—	—	2,641	25	3.76
Subordinated debt	51,087	509	3.95	19,810	182	3.64
Securities sold under agreements to repurchase	6,844	4	0.23	12,171	3	0.10
Total interest-bearing liabilities	1,911,077	4,179	0.87	1,682,243	1,665	0.39
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,109,205			950,574
Accrued interest and other liabilities	26,260			25,288
Total noninterest-bearing liabilities	1,135,465			975,862
Equity	290,806			295,076
Total liabilities and equity	$3,337,348			$2,953,181
Net interest rate spread(2)			3.22%			3.21%
Net interest income		$28,297			$23,570
Net interest margin(3)			3.56%			3.36%
Net interest margin, fully taxable equivalent(4)			3.59%			3.40%

(1) Includes average outstanding balances of loans held for sale of $2.1 million and $3.7 million for the quarter ended September 30, 2022 and 2021, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

	Nine Months Ended September 30,
	2022			2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,066,529	$74,314	4.81%	$1,906,989	$69,664	4.88%
Securities available for sale	316,386	4,330	1.83	372,707	5,481	1.97
Securities held to maturity	499,092	7,567	2.03	39,269	1,054	3.59
Nonmarketable equity securities	16,937	869	6.86	10,042	612	8.15
Interest-bearing deposits in other banks	145,936	409	0.37	391,096	221	0.08
Total interest-earning assets	3,044,880	87,489	3.84	2,720,103	77,032	3.79
Allowance for credit losses	(29,341)			(32,338)
Noninterest-earning assets	216,140			202,117
Total assets	$3,231,679			$2,889,882
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,684,725	$5,320	0.42%	$1,594,219	$4,444	0.37%
Advances from FHLB and fed funds purchased	96,462	1,447	2.01	49,581	308	0.83
Line of credit	—	34	—	6,506	174	3.58
Subordinated debt	46,024	1,208	3.51	19,810	558	3.77
Securities sold under agreements to repurchase	8,920	9	0.13	16,044	10	0.08
Total interest-bearing liabilities	1,836,131	8,018	0.58	1,686,160	5,494	0.44
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,075,941			892,260
Accrued interest and other liabilities	25,212			25,234
Total noninterest-bearing liabilities	1,101,153			917,494
Equity	294,395			286,228
Total liabilities and equity	$3,231,679			$2,889,882
Net interest rate spread(2)			3.26%			3.35%
Net interest income		$79,471			$71,538
Net interest margin(3)			3.49%			3.52%
Net interest margin, fully taxable equivalent(4)			3.53%			3.56%

(1) Includes average outstanding balances of loans held for sale of $2.6 million and $3.7 million for the nine months ended September 30, 2022 and 2021, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

NON-GAAP RECONCILING TABLES

Tangible Book Value per Common Share

	As of
	2022			2021
(dollars in thousands, except per share data)	September 30	June 30	March 31	December 31	September 30
Equity attributable to Guaranty Bancshares, Inc.	$288,084	$282,255	$291,880	$302,214	$297,408
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(1,973)	(2,086)	(2,199)	(2,313)	(2,426)
Total tangible common equity attributable to Guaranty Bancshares, Inc.	$253,951	$248,009	$257,521	$267,741	$262,822
Common shares outstanding(1)	11,915,372	11,912,249	12,066,480	12,122,717	12,081,477
Book value per common share	$24.18	$23.69	$24.14	$24.93	$24.62
Tangible book value per common share(1)	21.31	20.82	21.34	22.09	21.75

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Tangible Common Equity to Tangible Assets

	As of
	2022			2021
(dollars in thousands, except per share data)	September 30	June 30	March 31	December 31	September 30
Total assets	$3,390,266	$3,280,913	$3,189,829	$3,086,070	$2,968,268
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(1,973)	(2,086)	(2,199)	(2,313)	(2,426)
Total tangible assets	$3,356,133	$3,246,667	$3,155,470	$3,051,597	$2,933,682
Total tangible common equity attributable to Guaranty Bancshares, Inc.	253,951	248,009	257,521	267,741	262,822
Tangible common equity to tangible assets	7.57%	7.64%	8.16%	8.77%	8.96%

Net Core Earnings and Net Core Earnings per Common Share

	Quarter Ended
	2022			2021
(dollars in thousands, except per share data)	September 30	June 30	March 31	December 31	September 30
Net earnings attributable to Guaranty Bancshares, Inc.	$10,903	$10,766	$10,738	$9,159	$9,253
Adjustments:
Provision for credit losses	600	—	(1,250)	—	(700)
Income tax provision	2,363	2,472	2,235	1,923	2,179
PPP loans, including fees	(57)	(436)	(783)	(958)	(1,005)
Net core earnings attributable to Guaranty Bancshares, Inc.	$13,809	$12,802	$10,940	$10,124	$9,727

Weighted-average common shares outstanding, basic	11,907,233	11,968,227	12,109,074	12,097,100	12,067,769
Earnings per common share, basic	$0.92	$0.90	$0.89	$0.76	$0.77
Net core earnings per common share, basic	1.16	1.07	0.90	0.84	0.81

NON-GAAP RECONCILING TABLES

Net Core Earnings to Average Assets, as Adjusted, and Average Equity

	Quarter Ended
	2022			2021
(dollars in thousands)	September 30	June 30	March 31	December 31	September 30
Net core earnings attributable to Guaranty Bancshares, Inc.	$13,809	$12,820	$10,940	$10,124	$9,727
Total average assets	$3,337,348	$3,209,440	$3,146,339	$3,021,079	$2,953,181
Adjustments:
PPP loan average balance	(1,159)	(8,885)	(36,720)	(61,062)	(107,931)
Total average assets, adjusted	$3,336,189	$3,200,555	$3,109,619	$2,960,017	$2,845,250
Net core earnings attributable to Guaranty Bancshares, Inc. to average assets, as adjusted (annualized)	1.64%	1.61%	1.43%	1.36%	1.36%
Total average equity	$290,806	$291,312	$301,579	$301,398	$295,076
Net core earnings attributable to Guaranty Bancshares, Inc. to average equity (annualized)	18.84%	17.65%	14.71%	13.33%	13.08%

Total Nonperforming Assets to Total Loans, Excluding PPP

	Quarter Ended
	2022			2021
(dollars in thousands)	September 30	June 30	March 31	December 31	September 30
Total loans(1)(2)	$2,266,065	$2,138,376	$2,014,061	$1,908,040	$1,970,881
Adjustments:
PPP loans balance	(576)	(2,605)	(19,302)	(50,611)	(75,304)
Total loans, excluding PPP(1)(2)	$2,265,489	$2,135,771	$1,994,759	$1,857,429	$1,895,577
Warehouse loans	(10,938)	(25,344)	(24,260)	(43,720)	(71,823)
Total loans, excluding warehouse and PPP(1)(2)	$2,254,551	$2,110,427	$1,970,499	$1,813,709	$1,823,754

Total nonperforming assets	$9,335	$9,875	$2,689	$2,845	$3,238

Nonperforming assets as a percentage of:
Total loans(1)(2)	0.41%	0.46%	0.13%	0.15%	0.16%
Total loans, excluding PPP(1)(2)	0.41	0.46	0.13	0.15	0.17
Total loans, excluding PPP and warehouse(1)(2)	0.41	0.47	0.14	0.16	0.18

(1) Excludes outstanding balances of loans held for sale of $2.7 million, $2.8 million, $1.2 million, $4.1 million, and $1.9 million as of September 30, June 30 and March 31, 2022 and December 31, and September 30, 2021, respectively.

(2) Excludes deferred loan fees of $2.0 million, $1.7 million, $1.5 million, $1.5 million, and $2.0 million as of September 30, June 30 and March 31, 2022 and December 31, and September 30, 2021, respectively.

Total Interest-Earning Assets, Net of PPP Effects

	Quarter Ended September 30, 2022			Quarter Ended September 30, 2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total interest-earning assets	$3,149,502	$32,476	4.09%	$2,780,081	$25,235	3.60%

Total loans	2,191,411	27,455	4.97	1,921,005	22,605	4.67
Adjustments:
PPP loan average balance and net fees(1)	(1,159)	(57)	19.51	(107,931)	(1,005)	3.69
Total loans, net of PPP effects	2,190,252	27,398	4.96	1,813,074	21,600	4.73

Total interest-earning assets, net of PPP effects	$3,148,343	$32,419	4.09%	$2,672,150	$24,230	3.60%

(1) Interest earned consists of interest income of $4,000 and $270,000, and net origination fees recognized in earnings of $53,000 and $0.7 million for the quarter ended September 30, 2022 and 2021, respectively.

NON-GAAP RECONCILING TABLES

	Quarter Ended June 30, 2022
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total interest-earning assets	$2,963,030	$25,893	3.51%

Total loans	2,068,379	24,587	4.77
Adjustments:
PPP loan average balance and net fees(1)	(8,885)	(436)	19.68
Total loans, net of PPP effects	2,059,494	24,151	4.70

Total interest-earning assets, net of PPP effects	$2,954,145	$25,457	3.46%

(1) Interest earned consists of interest income of $21,000 and net origination fees recognized in earnings of $415,000 for the quarter ended June 30, 2022.

Net Interest Income and Net Interest Margin, Net of PPP Effects

(dollars in thousands)	Quarter Ended September 30, 2022	Quarter Ended June 30, 2022	Quarter Ended September 30, 2021
Net interest income	$28,297	$26,851	$23,570
Adjustments:
PPP-related interest income	(4)	(21)	(270)
PPP-related net origination fees	(53)	(415)	(735)
Net interest income, net of PPP effects	$28,240	$26,415	$22,565

Total average interest-earning assets	$3,149,502	$3,020,390	$2,780,081
Total average interest-earning assets, net of PPP effects	3,148,343	3,011,505	2,672,150

Net interest margin(1)	3.56%	3.57%	3.36%
Net interest margin, net of PPP effects(2)	3.56	3.52	3.35

Net interest income	$28,297	$26,851	$23,570
Interest income tax adjustments	215	301	278
Net interest income, fully taxable equivalent ("FTE")	$28,512	$27,152	$23,848
Net interest income, FTE, net of PPP effects	28,455	26,716	22,843

Net interest margin, FTE(3)	3.59%	3.61%	3.40%
Net interest margin, FTE, net of PPP effects(4)	3.59	3.56	3.39

(1) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(2) Net interest margin is equal to net interest income, net of PPP effects, divided by average interest-earning assets, excluding average PPP loans, annualized. Taxes are not a part of this calculation.

(3) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income, net of PPP effects, adjusted for nontaxable income divided by average interest-earning assets, excluding average PPP loans, annualized, using a marginal tax rate of 21%.

NON-GAAP RECONCILING TABLES

Efficiency Ratio, Net of PPP Effects

(dollars in thousands)	Quarter Ended September 30, 2022	Quarter Ended June 30, 2022	Quarter Ended September 30, 2021
Total noninterest expense	$20,237	$19,694	$19,287
Adjustments:
PPP-related deferred costs	—	—	—
Total noninterest expense, net of PPP effects	$20,237	$19,694	$19,287

Net interest income	28,297	26,851	23,570
Net interest income, net of PPP effects	28,240	26,415	22,565

Total noninterest income	$5,803	$6,081	$6,449
Securities gains (losses)	—	—	—
Noninterest income, as adjusted	$5,803	$6,081	$6,449

Efficiency ratio(1)	59.35%	59.80%	64.25%
Efficiency ratio, net of PPP effects(2)	59.45	60.60	66.47

(1) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(2) The efficiency ratio, net of PPP effects, was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

Loan Yield, Net of PPP Effects

	Quarter Ended September 30, 2022			Quarter Ended June 30, 2022
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$2,191,411	$27,455	4.97%	$2,068,379	$24,587	4.77%
Adjustments:
PPP loans average balance and net fees	(1,159)	(57)	19.51	(8,885)	(436)	19.68
Total loans, net of PPP effects	$2,190,252	$27,398	4.96%	$2,059,494	$24,151	4.70%
Effect of removing PPP loans on loan yield			(0.01%)			(0.07%)

	Quarter Ended September 30, 2022			Quarter Ended September 30, 2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$2,191,411	$27,455	4.97%	$1,921,005	$22,605	4.67%
Adjustments:
PPP loans average balance and net fees	(1,159)	(57)	19.51	(107,931)	(1,005)	3.69
Total loans, net of PPP effects	$2,190,252	$27,398	4.96%	$1,813,074	$21,600	4.73%
Effect of removing PPP loans on loan yield			(0.01%)			0.06%

ACL to Total Loans, Excluding PPP

(dollars in thousands)	As of September 30, 2022	As of June 30, 2022	As of September 30, 2021
Total loans	$2,266,065	$2,138,376	$1,970,881
Adjustments:
PPP loans	(576)	(2,605)	(75,304)
Total loans, excluding PPP	$2,265,489	$2,135,771	$1,895,577

Allowance for credit losses	$29,235	$28,997	$30,621

Allowance for credit losses / period-end loans	1.29%	1.36%	1.55%
Allowance for credit losses / period-end loans. excluding PPP	1.29	1.36	1.62

NON-GAAP RECONCILING TABLES

Cost of Total Deposits

(dollars in thousands)	Quarter Ended September 30, 2022	Quarter Ended June 30, 2022	Quarter Ended September 30, 2021
Total average interest-bearing deposits	$1,650,314	$1,694,363	$1,594,219
Adjustments:
Noninterest-bearing deposits	1,109,205	1,090,288	892,260
Total average deposits	$2,759,519	$2,784,651	$2,486,479

Total deposit-related interest expense	$2,455	$1,623	$4,444

Average cost of interest-bearing deposits	0.59%	0.38%	0.37%
Average cost of total deposits (cost of funds)	0.35	0.23	0.24

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per share”, “net core earnings,” “core net interest margin,” and PPP-adjusted metrics are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Conference Call Information

The Company will hold a conference call to discuss third quarter 2022 financial results on Monday, October 17, 2022 at 10:00 am Central Daylight Time. The conference call will be hosted by Ty Abston, Chairman and CEO, Cappy Payne, SEVP and Company CFO, and Shalene Jacobson, EVP and Bank CFO. All conference attendees must register before the call at www.gnty.com/earningscall. The conference materials will be available by accessing the Investor Relations page on our website, www.gnty.com. A recording of the conference call will be available by 1:00 pm Central Daylight Time the day of the call and remain available through October 31, 2022 on our Investor Relations webpage.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. Guaranty Bank & Trust has 32 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of September 30, 2022, Guaranty Bancshares, Inc. had total assets of $3.39 billion, total loans of $2.27 billion and total deposits of $2.79 billion. Visit www.gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Actual results may also be significantly impacted by the effects of the ongoing COVID-19 pandemic, including, among other effects: the impact of the public health crisis; the operation of financial markets; global supply chain disruption; employment levels; market liquidity; the impact of various actions taken in response by the U.S. federal government, the Federal Reserve, other banking regulators, state and local governments; and the impact that all of these factors have on our borrowers, other customers, vendors and counterparties. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC"). We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Cappy Payne Senior Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com